Exhibit 99.1
PRESS RELEASE
Juniata Valley Financial Corp. Announces Earnings and Declares Dividend
Mifflintown, PA —October 27, 2011— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income for the nine months ended September 30, 2011 was $3,544,000 in comparison to $3,611,000 for the same period in 2010. Basic earnings per share were $0.84 for each period. Ms. Barber commented, “Despite a challenging and uncertain economy, JVB is delivering a consistently solid return to our shareholders.”
Total assets increased by 4.4%, to $454.8 million, from December 31, 2010 to September 30, 2011, with this asset growth funded by deposit growth of 4.9%. The nine-month results were primarily attributed to the change in average loan to deposit ratio from 81.7% in 2010 to 74.0% in 2011, resulting in a reduction in the net interest margin.
Juniata Valley’s 2011 third quarter performance, in terms of net income of $1,214,000, increased by 11.3% in comparison to net income for the second quarter of 2011. Earnings per share increased by 11.5% in the third quarter of 2011 as compared to the previous calendar quarter. Net interest income in the most recent quarter was $51,000 lower than in the previous quarter due primarily to lower average loan balances. The provision for loan losses was $56,000 lower in the third quarter of 2011 than in the second quarter of 2011 and the ratio of the allowance to total loans remained at 0.99% at the end of the two periods. Non-interest income in the third quarter of 2011 increased by $18,000, or 1.8%, compared to non-interest income in the previous quarter, primarily due to increased trust fee income. Non-interest expense was $176,000 lower in the third quarter of 2011 compared to the second quarter of 2011 due to lower employee compensation and benefits expense.
As compared to the same quarter one year ago, net income in the third quarter of 2011 decreased 5.5%. The decrease in net income in the third quarter of 2011 versus the third quarter of 2010 primarily resulted from a decrease in net interest income, related to a decline in outstanding loans, partially offset by an increase in non-interest income. Juniata Valley’s third quarter earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to both previous quarters, are shown in the table below.

	Quarter Ended
	September 30, 2011	June 30, 2011		September 30, 2010
	Results	Results	% Change	Results	% Change
Net Income	$1,214,000	$1,091,000	11.3%	$1,285,000	-5.5%
ROA	1.07%	0.99%	8.1%	1.16%	-7.8%
ROE	9.57%	8.68%	10.3%	10.15%	-5.7%
EPS (basic and fully diluted)	$0.29	$0.26	11.5%	$0.30	-3.3%
Ms. Barber also announced that, on October 18, 2011, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the fourth quarter of 2011, payable on December 1 to shareholders of record on November 15, an increase of 4.8% over 2010’s third quarter dividend.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.
The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.
* This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise.
For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.